EXHIBIT 99.1

Osprey Gold Corp. Announces $698,000 Private Placement
Thursday June 17, 12:58 pm ET

TORONTO, June 17, 2004 (PRIMEZONE) -- Osprey Gold Corp. ("Osprey") (OTC BB:OSGL.OB - News) announces the completion of the sale of 2,326,020 common shares of the Company at a price of $0.30 USD per share for proceeds of $697,806 USD. The shares were sold by way of a non-brokered private placement with an offshore investor, headquartered in Geneva, Switzerland. As a result of the private placement, there will be 106,410,112 outstanding common shares of Osprey.

The proceeds from the private placement will be used by Osprey primarily to carry out drilling work on its Jerome and Lingman Lake properties and for working capital. Osprey specializes in acquiring and consolidating large advanced exploration-stage properties with near-term production potential and future growth through exploration discoveries. Its acquisition and development emphasis is focused on properties containing gold and other strategic minerals located in Canada. Osprey holds interests in exploration properties located in the province of Ontario.

Osprey's common shares are listed on the OTC Bulletin Board (OTCBB) under the symbol "OSGL ".

 For further information:
 Gordon Leliever/President
 Osprey Gold Corp., (519) 940-8117

This press release includes statements, which may constitute "forward- looking statements", usually containing the words "believe", "estimate", "project", "expect", or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mining prices, the availability of capital for development in the mining sector, competitive factors, and other risk detailed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.